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                                                                    Exhibit 99.1


Investor Relations Contact:
Michelle Weaver
650-874-7780

                   Gap Inc. Announces Closing of $1.2 Billion
                        Convertible Note Private Offering

SAN FRANCISCO -- March 7, 2002 -- Gap Inc. (NYSE: GPS) announced today that it has closed the sale of $1.2 billion aggregate principal amount of 5.75% convertible notes due March 15, 2009. The initial purchasers have exercised their option to acquire an additional $180 million aggregate principal amount of these convertible notes. The sale of the additional convertible notes is expected to close on March 8, 2002. These convertible notes are convertible at the option of the holders into shares of Gap Inc. common stock at a conversion price of $16.12.

The notes have been privately offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons under Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

The matters set forth in this press release, including statements concerning the company's plans for an offering of notes , are forward-looking statements, which reflect Gap Inc.'s current view of future events. Whenever used, the words "expect" or "will" and similar expressions identify forward-looking statements. Any forward-looking statements are subject to risk and uncertainty, including market conditions for the notes. For more detail on other risks, please refer to the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission.